AMENDMENT NO. 1 TO THE EMPLOYMENT
                            AGREEMENT BY AND BETWEEN
                  TRAVELNOW.COM INC AND JOHN CHRISTOPHER NOBLE


          This Amendment No. 1 dated as of January 1, 2000 ("Amendment No. 1") to that certain Employment Agreement, dated October 1, 1999, (the "Agreement"), by and between TRAVELNOW.COM INC., a Florida corporation (the "Company"), and JOHN CHRISTOPHER NOBLE, has been made and entered into by and among the Company and John Christopher Noble.

          WHEREAS, the Compensation Committee recommended to the Board of Directors an increase in salary, effective January 1, 2000, for the remaining term of the Agreement;

          WHEREAS, the Board of Directors approved and ratified the recommendation;

          WHEREAS, the parties desire to modify and amend certain terms in the Agreement;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree to amend the Agreement as follows:

          Section 3. COMPENSATION; REIMBURSEMENT

          Section 3.1. Base Salary, of the Agreement shall be replaced entirely with the following:

                    For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable bi-weekly in equal installments (the "Base Salary"). The amount of the Base Salary may be increased at any time and from time to time by the Board of Directors of the Company, and shall be adjusted annually to reflect changes in the Consumer Price Index for the statistical area in which the residence of Executive is located. No such change shall in any way abrogate, alter, terminate or otherwise affect the other terms of this Agreement.

          Section 2. Defined Terms. All capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

          Section 3. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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          Section 4. Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Missouri without regard to its laws or regulations relating to conflicts of laws.

          Section 5. Entire Agreement. This Amendment No. 1 together with the Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings relating thereto.


          IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed as of the date first above written.


                                       EXECUTIVE

                                       By: /s/ John Christopher Noble
                                       ------------------------------
                                       Name: John Christopher Noble
                                       Title: Co-Chief Executive Officer


                                       TRAVELNOW.COM INC.

                                       By: /s/ Jeff Wasson
                                       -------------------
                                       Name: Jeff Wasson
                                       Title: Co-Chief Executive Officer